SUB-ITEM 77Q1:  Exhibit a


AMENDMENT #1
TO THE BY-LAWS
OF
FEDERATED MDT SERIES
(Effective June 1, 2013)

	Strike Section 5. Powers of Executive Com mittee from ARTICLE III - POWERS AND DUTIES
OF THE EXECUTIVE AND OTHER COMMITTEES and replace with the following:

	Section 5.  Powers of Executive Committee.
  During the intervals between the Meetings of the Trustees, the Executive Committee, except as limite d by the By-Laws of the Trust or by specific directions of the Trustees, shall possess and may exercise all the powers of the Trustees in the management and direction of the business and conduc t of the affairs of the Trust in such manner as the Executive Committee shall deem to be in the best int erests of the Trust, and shall have power to authorize the Seal of the Trust (if there is one) to be affixe d to all instruments and documents requiring the same.
Notwithstanding the foregoing, the Executive Committ ee shall not have the power to elect or remove
Trustees, increase or decrease the number of Truste es, elect or remove any Officer, issue shares or recommend to shareholders any action requiring shar eholder approval.


	Insert the following into ARTICLE VIII, AGR
EEMENTS, CHECKS, DRAFTS,
ENDORSEMENTS, ETC. and renumber the remaining secti ons accordingly:
	Section 2.  Delegation of Authority Relating
 to Dividends.  The Trustees or the Executive
Committee may delegate to any Officer or Agent of t he Trust the ability to authorize the payment of dividends and the ability to fix the amount and oth er terms of a dividend regardless of whether or not such dividend has previously been authorized by the Trus tees.

	The title of ARTICLE VIII is deleted and re placed as follows: "AGREEMENTS, CERTAIN
DELEGATION, CHECKS, DRAFTS, ENDORSEMENTS, ETC."